FOR IMMEDIATE RELEASE

Arbinet Corporation Announces Fourth Quarter
and Full Year 2009 Financial Results

HERNDON, VA., March 16, 2010 - Arbinet Corporation (NASDAQ: ARBX), a leading provider of telecommunications services to fixed and mobile operators, today reported financial results for the fourth quarter and full year ended December 31, 2009.

Total revenues for fourth quarter 2009 of $82.5 million, included $74.8 million trading revenues and $7.7 million fee revenues, representing a 15.1% and 25.8%, respectively, decrease from fourth quarter 2008.  Direct contribution from trading revenues (trading revenues minus cost of trading revenues) for the fourth quarter 2009 was $0.2 million compared with ($0.1) million in fourth quarter 2008 and $0.1 million in third quarter 2009.  This improved contribution is primarily attributable to the introduction of carrier services in late third quarter 2009.  A total of 2.5 billion minutes were bought and sold on Arbinet’s platform in the fourth quarter 2009, compared with 3.0 billion minutes in the fourth quarter 2008 and 2.5 billion minutes in the third quarter 2009.  Arbinet completed 271.0 million calls during the fourth quarter 2009, compared with 342.6 million calls in the fourth quarter 2008 and 280.1 million calls in the third quarter 2009.

Fourth quarter 2009 gross profit was $3.6 million compared with $5.8 million and $3.8 million for the fourth quarter 2008 and third quarter 2009, respectively.

Fourth quarter 2009 loss from operations was ($3.9) million, compared with a loss from operations of ($4.6) million in the fourth quarter 2008.  Fourth quarter 2009 results included severance charges of $0.1 million and a restructuring charge of $0.6 million related to the closing of the New Jersey office and relocation of corporate headquarters to Virginia.  Comparatively, fourth quarter 2008 included a non-cash charge of $3.0 million to record the impairment of goodwill and other intangible assets.

The Company’s loss from continuing operations in the fourth quarter was ($3.7) million or ($0.16) per diluted share, compared with a loss from continuing operations of ($9.1) million or ($0.39) per diluted share in the fourth quarter 2008.  Fourth quarter 2009 results included a non-cash foreign currency transaction gain of $0.2 million or $0.01 per diluted share, compared with the fourth quarter 2008 non-cash foreign currency exchange loss of ($4.6) million or ($0.20) per diluted share, representing the impact of currency fluctuations on U.S. denominated obligations of the Company’s United Kingdom subsidiary.

Total revenues for full year 2009 of $339.5 million, included $305.8 million trading revenues and $33.7 million fee revenues, representing decreases of 26.9% and 30.3%, respectively, from full year 2008.  Direct contribution from trading revenues (trading revenues minus cost of trading revenues) for full year 2009 was $0.1 million compared with ($0.4) million for full year 2008.  This improved contribution is primarily attributable to the introduction of carrier services in late third quarter 2009. A total of 10.3 billion minutes were bought and sold on Arbinet’s platform in 2009, compared with 13.2 billion minutes in 2008.  Arbinet completed 1,130.5 million calls during 2009, compared with 1,699.3 million calls in 2008.  Average call duration was 4.5 minutes in 2009 compared with 3.9 minutes in 2008.

For the full year 2009, gross profit was $15.6 million, down 44.6% compared with $28.3 million in 2008.  The Company reported a loss from continuing operations of ($8.7) million or ($0.40) per diluted share for 2009, compared with a loss from continuing operations of ($12.7) million or ($0.53) per diluted share in 2008.

In commenting on the Company’s fourth quarter and full year 2009 results, Shawn O'Donnell, President and Chief Executive Officer of Arbinet, stated, “We are encouraged by the fact that fourth quarter revenues, gross profit and traffic volumes have stabilized and are essentially flat with third quarter 2009.  We believe the actions we took over the past year to right size our cost structure have positioned us well to weather the global economic downturn.  At the same time, we have made strategic investments in growth that leverage our core capabilities. We are focused on increasing the flexibility with which we work with the marketplace and on training the sales force as we roll out new services.  In 2009 in order to expand our addressable market, we designed, developed and launched carrier services, a standard wholesale trading product, which is already gaining market traction and continuing to contribute favorably to our performance in the first quarter 2010.  We believe that by continuing to expand our product offerings to meet the increasingly complex demands of our customers while closely managing our costs, we are well positioned for long-term growth and profitability.”

Conference Call
Arbinet will host a conference call to discuss its fourth quarter and full year 2009 results at 10:00 a.m. Eastern Time today.

The dial-in number for the live audio call beginning at 10:00 a.m. Eastern Time (888) 562-3654, or (973) 582-2703 for international callers; the passcode is 57749229.  A live web cast of the conference call will be available on Arbinet’s web site at http://www.arbinet.com.

A replay of the conference call will be available from 1:00 P.M. Eastern Time on March 16, 2010 through midnight Eastern Time on March 23, 2010 at http://www.arbinet.com and by telephone at (800) 642-1687, or (706) 645-9291 for international callers; the passcode is 57749229.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1,100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in Herndon, VA at (703) 456-4100 or by email at sales@arbinet.com.

Forward-Looking Statements
This press release contains forward-looking statements, including forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results.  Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: “believes,” “expects,” “intends,” “may,” “will,” “should,” “confident,” “work to,” “seeks,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  Various important risks and uncertainties may cause our actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: members (in particular, significant trading members) not trading on the Exchange or utilizing our new and additional services, including our carrier services; continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; failure to manage our credit risk; failure to manage our growth and implement our business plan; pricing pressure; currency fluctuations; investments in our management team and personnel; disruption or uncertainty resulting from recent changes in senior management; regulatory uncertainty; system failures, human error and security breaches that could cause us to lose members and customers and expose us to liability; our ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; decreased trading volumes due to our efforts to increase call quality on the Exchange; and economic conditions and volatility of financial markets, decreased availability of credit to us or buyers on the Exchange, and the impact they may have on us, our members and customers, and demand for our services. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov.  Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Gary Brandt, CFO
Arbinet Corporation
703-456-4140

Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

ARBINET CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Trading revenues	$74,773	$88,092	$305,792	$418,492
Fee revenues	7,683	10,353	33,684	48,356
Total revenues	82,456	98,445	339,476	466,848
Cost of trading revenues	74,526	88,194	305,696	418,890
Indirect cost of trading and fee revenues	4,289	4,439	18,132	19,698
Total cost of trading and fee revenues	78,815	92,633	323,828	438,588
Gross profit	3,641	5,812	15,648	28,260

Other operating expenses:
Sales and marketing	1,904	2,011	7,566	10,211
General and administrative	3,173	3,384	10,685	11,677
Depreciation and amortization	1,747	1,864	7,147	7,501
Severance charges	109	145	470	1,422
Restructuring and other exit costs	629	-	629	-
Impairment charge	-	2,966	-	3,442
Total other operating expenses	7,562	10,370	26,497	34,253

Loss from operations	(3,921)	(4,558)	(10,849)	(5,993)

Interest income	15	124	122	948
Interest expense	(106)	(135)	(626)	(577)
Foreign currency transaction gain (loss)	250	(4,583)	2,331	(6,978)
Other income, net	84	75	321	287
Loss from continuing operations
before income taxes	(3,678)	(9,077)	(8,701)	(12,313)
(Benefit) provision for income taxes	(236)	(119)	(39)	392

Net loss from continuing operations	(3,442)	(8,958)	(8,662)	(12,705)
Loss from discontinued operations,
net of income tax	-	(99)	-	(2,228)
Net loss	$(3,442)	$(9,057)	$(8,662)	$(14,933)

Basic and diluted net loss per common share:
Continuing operations	$(0.16)	$(0.39)	$(0.40)	$(0.53)
Discontinued operations	-	(0.01)	-	(0.09)
Net loss	$(0.16)	$(0.40)	$(0.40)	$(0.62)

Weighted average shares used in computing
basic and diluted net loss per share	21,771	22,758	21,840	23,922

ARBINET CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	As of	As of
	December 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$15,492	$16,224
Marketable securities	6,407	7,926
Trade accounts receivable, net of allowance	24,513	28,176
Prepaids and other current assets	1,284	3,476
Total current assets	47,696	55,802

Property and equipment, net	17,821	20,868
Security deposits	1,676	2,130
Intangible assets, net	149	163
Other assets	395	395
Total Assets	$67,737	$79,358

Liabilities and Stockholders' Equity
Current Liabilities:
Due to Silicon Valley Bank	$2,014	$371
Accounts payable	11,676	12,924
Deferred revenue	1,434	2,770
Accrued expenses and other current liabilities	6,172	7,552
Current portion of long-term debt	3,600	-
Current liabilities for discontinued operations	100	473
Total current liabilities	24,996	24,090

Long-term debt	-	3,600
Deferred rent	2,343	1,862
Other long-term liabilities	66	61
Total Liabilities	27,405	29,613

Stockholders' Equity
Common stock	27	27
Additional paid-In Capital	175,906	173,867
Treasury stock	(17,122)	(15,852)
Accumulated other comprehensive gain	2,056	3,576
Accumulated deficit	(120,535)	(111,873)
Total Stockholders' Equity	40,332	49,745
Total Liabilities and Stockholders' Equity	$67,737	$79,358